Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA ● ASIA PACIFIC ● EUROPE

September 10, 2020

Yum China Holdings, Inc.

7100 Corporate Drive

Plano, Texas 75024

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-248449 (the “Registration Statement”), filed by Yum China Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing up to 48,197,300 shares (the “Shares”) of its Common Stock, $0.01 par value per share. The Shares are to be sold by the Company pursuant to (i) an underwriting agreement dated August 31, 2020 among the Company and Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Asia Limited, CMB International Capital Limited and UBS AG Hong Kong Branch and the other Hong Kong underwriters named therein (the “Hong Kong Underwriting Agreement”) and (ii) an underwriting agreement dated September 4, 2020 among the Company and Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Asia Limited, CMB International Capital Limited and UBS AG Hong Kong Branch, as representatives of the several international underwriters named therein (the “International Underwriting Agreement” and, together with the Hong Kong Underwriting Agreement, the “Underwriting Agreements”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the Underwriting Agreements, the certificate of incorporation of the Company, as amended to the date hereof (the “Charter”), the bylaws of the Company, as amended to the date hereof (the “Bylaws”), and the resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”) and the pricing committee thereof established by such Board relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of the agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Yum China Holdings, Inc.

September 10, 2020

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.    The issuance and sale of 41,910,700 of the Shares covered by the Registration Statement pursuant to the Underwriting Agreements have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, in accordance with the Underwriting Agreements.

2.    The issuance and sale of 6,286,600 of the Shares covered by the Registration Statement in connection with any exercise of the over-allotment option granted by the Company to the underwriters under the International Underwriting Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, in accordance with the Underwriting Agreements.

For the purposes of paragraph 2 of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares pursuant to the over-allotment option: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) the Charter and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

Yum China Holdings, Inc.

September 10, 2020

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP